Company Contact:	Investor Relations Contact:
Mr. Jing Xie	Mr. Crocker Coulson, President
Secretary of Board and Vice President	CCG Investor Relations
Universal Travel Group	Phone: +1-646-213-1915 (NY office) or
Phone: +86-755-8366-8489
Email: 06@cnutg.cn	E-mail: crocker.coulson@ccgir.com
us.cnutg.com	www.ccgirasia.com

FOR IMMEDIATE RELEASE

Universal Travel Group Announces Intention to Acquire Four Travel
Agencies for a Total Purchase Consideration of $19.5 Million

SHENZHEN, China, May 4 /PRNewswire-Asia-FirstCall/ -- Universal Travel Group (NYSE:UTA - News) ("Universal Travel Group" or the "Company"), a leading travel services provider in China, today announced that the Company has entered into letters of intent to acquire four travel agency businesses in China -- Tianjin Hongxun Aviation Agency Co., Ltd. ("Tianjin Hongxun), Shanxi Jinyang Travel Agency Co., Ltd. ("Shanxi Jinyang"), Kunming Business Travel Agency Co., Ltd. ("Kunming Business Travel"), and Shandong Century Aviation Development Co., Ltd. ("Shandong Century") -- for a total purchase consideration of $19.5 million. The combined unaudited 2009 revenue and net income for the four travel agencies were $23.0 million and $3.0 million, respectively. The final purchase consideration each of these companies may be subject to adjustment after completion of due diligence by the Company.

Shanxi Jinyang was founded in 1988 in Taiyuan, Shanxi Province and is one of the largest travel agencies in Shanxi Province in terms of tourist volume and revenues. Shanxi Jinyang provides comprehensive travel services and has good business relationships with travel destinations, hotels, and air ticketing agencies. Unaudited 2009 revenue and net income were $5.6 million and $0.4 million, respectively. We plan to acquire Shanxi Jinyang for $2.3 million, 90% of which shall be paid in cash and 10% in shares of the Company's common stock.

Tianjin Hongxun was founded in 1999 in Tianjin and is a leading airline ticket agency in its region, with supplementary hotel, train and car reservation service offerings. Tianjin Hongxun has a customer database of approximately 400,000 that consists of both individual tourists and businesses and has an average daily volume of 100,000 inbound calls and over 2,000 tickets issued. Unaudited 2009 revenue and net income were $3.7 million and $0.9 million, respectively. We plan to acquire Tianjin Hongxun for $5.9 million, 65% of which shall be paid in cash and 35% in shares of the Company's common stock.

Kunming Business Travel was founded in 1993 in Kunming, Yunnan Province and is the premier golf travel service agency in its region. Kunming Business Travel has partnerships with seven golf clubs and provides services, including reservations, event planning, hosting business trips and golf competitions. Kunming Business Travel is the only professional golf travel service provider in the Yunnan Province. Unaudited 2009 revenue and net income were $9.4 million and $0.9 million, respectively. We plan to acquire Kunming Business Travel for $5.7 million, 90% of which shall be paid in cash and 10% in shares of the Company's common stock.

Shandong Century, founded in 1996, has the largest electronic ticket reservation platform and is the largest airline ticket agency in the Shandong Province. Its major business lines include air ticketing, hotel reservation, train ticketing, group tours, and business cargo services. Shandong Century has a call center with 100 customer service representatives and an average daily volume of 2,500 ticket reservations. Unaudited 2009 revenue and net income were $4.4 million and $0.8 million, respectively. We plan to acquire Kunming Century for $5.6 million, 65% of which shall be paid in cash and 35% in shares of the Company's common stock.

"We are continuing to capitalize on the fast growing China travel market through organic growth and strategic acquisitions," said Ms. Jiangping Jiang, Chairwoman and Chief Executive Officer. "After the acquisition of these four travel agencies, we will have expanded our geographic coverage to ten provinces in mainland China and the variety of services we offer our clients. We are confident these acquisitions, once complete, will have a positive impact on our top and bottom line in 2010."

About Universal Travel Group

Universal Travel Group is a leading travel services provider in China offering package tours, air ticketing, and hotel reservation services via the Internet and customer service representatives. The Company also operates TRIPEASY Kiosks, which are placed in shopping malls, office buildings, residential apartment buildings, and tourist sites. These kiosks are designed for travel booking with credit and bank cards, and serve as an advertising platform for Universal Travel Group. The Company's headquarters and main base of operations is in Shenzhen in the Pearl River Delta region of China. More recently, Universal Travel Group has expanded its business into Western China, opening a second home base in the Chongqing Delta region, and other attractive, under-penetrated tier-two travel markets throughout the country. For more information on the Company, please visit http://us.cnutg.com ..

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include "forward-looking statements" within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are "forward-looking statements". Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company's ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.